SMSC REPORTS THIRD QUARTER FISCAL 2005 RESULTS

Hauppauge, NY - December 20, 2004 - SMSC (Nasdaq: SMSC) today announced that revenues for the third quarter ended November 30, 2004 were $50.8 million, compared to $72.7 million in the third quarter of fiscal 2004, and $50.2 million in the second quarter of fiscal 2005. Excluding intellectual property revenues, the Company reported $48.0 million of product sales for the third quarter of fiscal 2005 versus $52.3 million in last year's third quarter, and $47.2 million in the second quarter of fiscal 2005.

The lower than expected revenues in the third quarter resulted from accounts receivable collectibility concerns with a Taiwan-based distributor that have just become apparent. Generally accepted accounting principles preclude the recognition of revenue in cases where collectibility is not reasonably assured. SMSC has concluded that this standard had not been met with respect to shipments to this distributor that remained uncollected at November 30, 2004. Had these collectibility concerns not arisen, SMSC would have reported an additional $4.2 million of product revenues in the third quarter of fiscal 2005. In the event that the distributor recovers its financial stability, SMSC will recognize the appropriate portions of the additional $4.2 million of revenues as payments are received or if collectibility otherwise becomes reasonably assured.

Gross profit percentage on total revenues was 45.9% for the third quarter of fiscal 2005, compared to 58.3% in the previous year's third quarter. Gross profit percentage on product sales was 42.8% in this year's third quarter compared to 41.9% a year ago.

Research and development expenses for the third quarter were $10.4 million, compared to $10.2 million in the year-ago quarter, and selling, general and administrative expenses were $13.0 million, compared to $11.6 million in last year's third quarter. The year-over-year increase in operating expenses includes an expense provision of $0.8 million to mark Stock Appreciation Rights to market as a result of the increase in SMSC's share price in the quarter. In addition, litigation costs were $0.9 million higher than in the third quarter of fiscal 2004.

The provisions for, or benefits from, income taxes in the quarters ended November 30, 2004 and 2003 included tax benefits related to prior years of $0.3 million and $0.8 million, respectively. These benefits were primarily due to better than expected settlements of open tax audits.

Net income for the third quarter of fiscal 2005 was $0.6 million, or $0.03 per share, compared to $14.8 million, or $0.77 per share, in the third quarter of fiscal 2004. Net income included $0.09 per share and $0.66 per share from intellectual property revenues in the quarters ended November 30, 2004 and 2003, respectively.

Cash and liquid investments at November 30, 2004 were $180.9 million as compared to $182.0 million at August 31, 2004. Inventories at November 30, 2004 totaled $38.0 million, up $10.2 million from August 31, 2004. This increase was a result of the replenishment of buffer stocks, as well as accelerated purchases of high-volume parts in response to apparent shortages in the supply chain earlier in the year. SMSC estimates that inventories will be below $35 million by the end of the fiscal year and should return to normal turnover levels by the end of the first quarter of fiscal 2006. The Company has no bank debt, and book value per share was $14.58 as of November 30, 2004.

"Exclusive of the potential distributor collectibility issue, demand for SMSC's PC I/O and non-PC I/O products grew sequentially. This is encouraging following a period of industry-wide inventory adjustment in SMSC's second quarter," said Steven J. Bilodeau, Chairman and Chief Executive Officer.

Mr. Bilodeau added, "During the third quarter, SMSC introduced the industry's broadest line of USB2.0 hubs, USB2.0 card readers, mobile Super I/O and embedded Ethernet controllers for consumer and commercial connectivity applications. Supported by these industry first and second-generation solutions, we are providing designers of consumer electronics flexible, low-cost ways to drive performance enhancements and maximize the end user experience.

"The expansion of these product groups is in line with our commitment to further diversify our business in consumer electronics and embedded applications. Looking ahead, we expect to leverage the strength of a broad product portfolio into continued revenue growth."

Business Outlook:

For the fourth quarter of fiscal 2005, SMSC expects revenues to be between $51 million and $55 million. Gross profit percentage is expected to be between 45% and 46%. Research and development expenses are expected to be between $10.5 million and $11.5 million, and selling, general and administrative expenses are expected to be between $11.5 million and $13.0 million. Amortization of acquired intangibles is expected to be approximately $0.3 million. The effective tax rate is estimated to be approximately 25%, and the Company expects fourth quarter net income to be between $0.03 and $0.07 per share.

The revenue estimate for the quarter excludes approximately $3 million of revenue associated with expected shipments of products by the above-referenced distributor to end customers. Those products were purchased from SMSC before the current collectibility issue became apparent. SMSC will not recognize any revenue from those products until payment begins or collectibility otherwise becomes reasonably assured. If that happens before the end of the fourth quarter, the revenue expectation for that quarter could increase by up to $7.2 million, representing the $3 million discussed in this projection plus the $4.2 million of revenue that could not be recognized in the third quarter. If some portion of the amount due is paid but collectibility of the full amount owed to SMSC does not become reasonably assured, then an appropriate portion of the potential $7.2 million of revenue would be recognized.

As of November 30, 2004, Other current assets included a $4.6 million receivable from the above-referenced distributor, of which $1.3 million has been recovered subsequently. SMSC's current expectation is that the remaining $3.3 million will be recovered.

About SMSC:

Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for integrated circuits and semiconductor system solutions that span analog, digital and mixed-signal technologies. SMSC delivers products that solve the challenges of space, cost and time-to-market for high-speed computing, connectivity and embedded networking applications.

SMSC addresses computing, communications and consumer electronics markets through leading positions in Input/Output and non-PCI Ethernet products; innovations in USB 2.0 and other high-speed serial solutions; and integrated networking products employed in a broad range of applications. Leveraging substantial intellectual property and a comprehensive global infrastructure, SMSC thrives at the intersection of silicon, software and customized OEM applications.

SMSC is based in Hauppauge, New York with operations in North America, Taiwan, Japan, Korea, China and Europe. Engineering design centers are located in
Arizona,   New  York  and  Texas.   Additional   information   is  available  at
www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC, consumer electronics and embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and the Company may not necessarily inform, or be required to inform, investors of such changes. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:

Carolynne Borders
Director of Corporate Communications
SMSC
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                                     Three Months Ended                      Nine Months Ended
                                                         November 30,                           November 30,
                                              ----------------------------------     ----------------------------------

                                                   2004               2003                2004                2003
                                                   ----               ----                ----                ----

Sales and revenues:
Product sales                                 $      48,026      $      52,282       $     145,611      $     142,751
Intellectual property revenues                        2,729             20,467               8,354             21,008
-----------------------------------------------------------------------------------------------------------------------
                                                     50,755             72,749             153,965            163,759

Cost of goods sold                                   27,483             30,350              80,128             79,192
-----------------------------------------------------------------------------------------------------------------------

Gross profit                                         23,272             42,399              73,837             84,567

Operating expenses (income):
Research and development                             10,390             10,244              32,472             28,625
Selling, general and administrative                  12,989             11,570              36,693             31,048
Amortization of intangible assets                       265                317                 848                994
Gain on real estate transaction                           -                  -                   -             (1,444)
-----------------------------------------------------------------------------------------------------------------------

Income (loss) from operations                          (372)            20,268               3,824             25,344

Interest income                                         704                617               1,726              1,451
Other expense, net                                      (20)              (145)                (58)              (890)
-----------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes
 and minority interest                                  312             20,740               5,492             25,905

Provision for (benefit from) income taxes              (301)             5,910               1,072              7,590

Minority interest in net income of subsidiary             -                 43                  -                 139
-----------------------------------------------------------------------------------------------------------------------

Income from continuing operations                       613             14,787               4,420             18,176

Loss from discontinued operations (net of
 income tax benefits of $2 and $108)                      -                 (3)                  -               (193)
-----------------------------------------------------------------------------------------------------------------------

Net income                                    $         613      $      14,784       $       4,420      $      17,983
=======================================================================================================================


Basic net income per share:
 Income from continuing operations            $        0.03      $        0.84       $        0.24      $        1.06
 Loss from discontinued operations                        -                  -                   -              (0.01)
-----------------------------------------------------------------------------------------------------------------------

 Basic net income per share                   $        0.03      $        0.84       $        0.24      $        1.05
=======================================================================================================================

Diluted net income per share:
 Income from continuing operations            $        0.03      $        0.77       $        0.23      $        1.00
 Loss from discontinued operations                        -                  -                   -              (0.01)
-----------------------------------------------------------------------------------------------------------------------

 Diluted net income per share                 $        0.03      $        0.77       $        0.23      $        0.99
=======================================================================================================================

Weighted average common shares outstanding:
 Basic                                               18,395             17,577              18,321             17,120
 Diluted                                             19,035             19,242              19,375             18,143


              STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)



                                              November 30,      February 29,
                                                 2004               2004
                                                 ----               ----
Assets
Current assets:
  Cash and cash equivalents                  $   119,767        $    135,161
  Short-term investments                          61,113              23,136
  Accounts receivable, net                        16,782              21,946
  Inventories                                     38,009              23,162
  Deferred income taxes                           14,648              15,064
  Other current assets                             8,840               8,549
------------------------------------------------------------------------------

     Total current assets                        259,159             227,018
------------------------------------------------------------------------------

Property, plant and equipment, net                22,767              23,430
Long-term investments                                  -              15,600
Goodwill                                          29,435              29,595
Intangible assets, net                             3,849               4,697
Deferred income taxes                              5,971               6,493
Other assets                                       3,707               3,192
------------------------------------------------------------------------------

                                            $    324,888        $    310,025
==============================================================================

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                          $     19,783        $     14,679
  Deferred income on shipments to
    distributors                                   6,808               7,972
  Accrued expenses, income taxes
    and other liabilities                         14,367              13,168
------------------------------------------------------------------------------

     Total current liabilities                    40,958              35,819
------------------------------------------------------------------------------

Other liabilities
                                                  11,967              12,104

Shareholders' equity:
  Preferred stock                                      -                   -
  Common stock                                     2,050               2,019
  Additional paid-in capital                     187,239             181,830
  Retained earnings                              103,430              99,010
  Treasury stock, at cost                        (23,799)            (23,454)
  Deferred stock-based compensation               (2,163)             (1,962)
  Accumulated other comprehensive income           5,206               4,659
------------------------------------------------------------------------------

     Total shareholders' equity                  271,963             262,102
------------------------------------------------------------------------------

                                            $    324,888        $    310,025
==============================================================================